UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

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On April 18, 2019, Global Value Investment Corp. sent the following letter:

* * *	April 18, 2019

BY UNITED STATES POSTAL SERVICE CERTIFIED MAIL, UNITED PARCEL SERVICE DELIVERY, AND ELECTRONIC MAIL

Board of Directors

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Re:	Recent Developments Demand Reconstitution of Board of Directors

Dear Board of Directors,

As you know, Global Value Investment Corp. (“GVIC”), on behalf of its clients, has maintained a long equity position in Bristow Group Inc. (“Bristow”) since 2017. GVIC has communicated with Bristow’s Board of Directors on numerous occasions over the past several months, both privately and publicly. Regrettably, these efforts have not resulted in meaningful engagement.

On April 17, 2019, Bristow’s common stock closed at $0.52. This represents a one-, three-, and five-year price decline of -96.6%, -97.4%, and -99.3%, respectively. This decline is unacceptable.

GVIC was shocked by the contents of the Form 8-K filed with the U.S. Securities and Exchange Commission on April 15, 2019 (the “April 15 8-K”). Specifically, GVIC is left to question the competence and intent of Bristow’s Board of Directors and management given Bristow’s inability to remedy its previously reported material weakness in internal controls over financial reporting, yet another delay in filing the Form 10-Q for the period ended December 31, 2018, and the decision to delay an interest payment due on Bristow’s 6.25% Senior Unsecured Notes due 2022.

It is GVIC’s understanding that the material weakness arises solely from the prolonged separation of pledged or leased engines from pledged or leased airframes covered by certain loan or lease agreements. Bristow operates a fleet of nearly 400 aircraft; it is untenable to GVIC that Bristow is unable to track assets worth millions of dollars across a global fleet, or that it has been unable to remedy this material weakness in a timely manner. The cascading failure of financial reporting was created by those entrusted to attentively manage Bristow’s assets, which ultimately belong to shareholders.

Four and one-half months have now elapsed since December 31, 2018. An organization of Bristow’s size, with the resources available to it, has no excuse for delaying the issuance of its Form 10-Q for such a length of time or to have repeatedly set and failed to meet expectations regarding delivery thereof. It is even more inexcusable to expect stakeholders to wait until June 19, 2019 to receive this report, as suggested in the April 15 8-K. GVIC believes that Bristow can and should cure its material weakness and file its Form 10-Q with the utmost expediency.

The April 15 8-K reported that, as of April 12, 2019, Bristow had $202.1 million in liquidity. Even under a dire set of business assumptions, and considering that Bristow’s nearest meaningful debt maturity is October 2022, the interest payment of $12.5 million (scheduled for April 15, 2019) to holders of Bristow’s 6.25% Senior Unsecured Notes due 2022, to which bondholders are contractually entitled, represents a modest portion of Bristow’s overall liquidity and an immaterial threat to Bristow’s solvency. If payment has been delayed at the request of senior secured creditors, remedying the issues addressed in the previous two paragraphs becomes even more important than either issue in isolation.

Perhaps the most concerning development is the March 1, 2019 promotion of former CFO L. Don Miller to CEO. During Mr. Miller’s tenure as CFO, Bristow’s total debt grew from $945 million to $1,450 million – an increase of 53.4%. Furthermore, it was on Mr. Miller’s watch that the financing for Bristow’s proposed acquisition of Columbia Helicopters, Inc. was so horribly botched, resulting in a proposal to dilute existing equity holders by approximately 93%. It strikes GVIC that Mr. Miller regards Bristow’s equity holders – the owners of the business and those to whom the Board of Directors is accountable – as an afterthought.

Mr. Miller’s professional history includes his role as the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007, as well as senior financial positions with Enron prior to its 2001 Chapter 11 filing. Mr. Miller is obviously versed in reorganization under Chapter 11 proceedings. Considering the language contained in the April 15 8-K, and based on extensive conversations between GVIC and numerous other individuals familiar with Bristow, GVIC is concerned that Mr. Miller is determined to take Bristow into Chapter 11 reorganization proceedings. GVIC believes this step to be entirely unnecessary at this time and views a Chapter 11 filing as avoidable and ill-advised.

GVIC is aware of at least one large, well-capitalized equity investor with extensive knowledge about Bristow that has offered to engage in substantive negotiations about providing capital to Bristow. GVIC expects that Bristow’s Board of Directors will fully consider such financing before undertaking any prospective debt restructuring, a Chapter 11 reorganization, or any other action that in any way further impairs the value of Bristow’s equity.

To be clear: should Bristow seek Chapter 11 reorganization without thoroughly exploring every reasonable alternative available, in any manner other than in good faith, or if the Board of Directors in any way acts contrary or in conflict with their fiduciary duties, GVIC will pursue any and all remedies available to it under the law, both against Bristow and its directors individually, and any others who acted in dereliction of their duties with respect to Bristow.

Considering the magnitude of value destruction that has occurred under the current Board of Directors, GVIC is demanding the immediate resignation of directors Thomas C. Knudson, Thomas N. Amonette, Lori A. Gobillot, and Biggs C. Porter. New directors should be appointed who are accountable to equity owners and capable of guiding Bristow into the future.

GVIC is prepared to put forth a slate of alternate directors for election at Bristow’s 2019 annual meeting. Any slate proposed by GVIC would include financial, legal, and/or operational professionals with the expertise necessary to improve Bristow’s capital structure (including contemplating the sale of underperforming assets) and operational performance to return Bristow to profitability. GVIC believes that others familiar with Bristow’s operations are prepared and waiting to assume key management positions immediately.

GVIC has lost all confidence in Bristow’s Board of Directors and demands new leadership. GVIC will not cease its efforts until it is assured that the interests of Bristow’s equity owners are preserved.

Sincerely,

/s/ Jeffrey R. Geygan
Jeff Geygan
President and CEO